Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our audit report on the annual financial statements of Lion Power Systems (NV), Inc. (the “Company”), for the year ended December 31, 2023 and of our report dated March 1, 2024 included in the Company’s Offering Statement on Form 1-A.

/s/ Brickstone & Associates, LLC CPA
Brickstone & Associates, LLC
Ashburn, Virginia
July 10, 2024